Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-256376, 333-220518, 333-168374, and 333-203763, on Form S-8 and 333-206543, 333-237201, and 333-208759 on Form S-3 of our report dated March 1, 2022, relating to the consolidated financial statements of Renewable Energy Group, Inc. and subsidiaries and the effectiveness of Renewable Energy Group, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Des Moines, Iowa
March 1, 2022